EXHIBIT 10.3

                            XTRA-GOLD RESOURCES CORP.
                             428 Aspen Forest Drive
                                Oakville, Ontario
                                     L6J 6H5

CONFIDENTIAL
------------

February 16, 2004

Akrokeri-Ashanti Gold Mines Inc.
56 Temperance Street, 4th Floor
Toronto, Ontario
M5H 3V5

Attention:  Michael Cawood, President
-------------------------------------

Dear Sirs:

RE:   OFFER TO PURCHASE

As you are aware, Xtra-Gold Resources Corp. ("Xtra") is interested in acquiring all outstanding shares of Goldenrae Mining Company Limited (the "Goldenrae Shares") owned by Akrokeri-Ashanti Gold Mines Inc. ("AAGM"). We understand that the Goldenrae Shares have been pledged as security for the repayment of the 14% convertible debentures (the "Debentures") issued by AAGM, of which approximately $4.2 million principal amount of the Debentures are outstanding and are currently in default. We also understand that the holders of the Debentures have subordinated their right to repayment to the holders of the 18% secured notes (the "Notes") issued by AAGM, of which approximately $1.2 principal amount of Notes are outstanding and in default. We have had preliminary discussions with some of the holders of the Debentures and Notes in regards to the purchase of the Goldenrae Shares from them following a foreclosure of their security interests and are confident that a transaction on this basis can be concluded. It is intended that the proposed transaction would result in the extinguishment of all amounts owing by AAGM and its subsidiaries to the holders of the Debentures and Notes.

Before investing the time, effort and money that will be required to complete the proposed transaction, we want to ensure that we can acquire all of the outstanding shares (the "Shares") of Canadiana Gold Resources Limited ("Canadiana"), which we understand holds a Prospecting Licence on two distinct areas named Banso and Muoso (the "Licence") which are contiguous with the Goldenrae Mining Leases at Kwabeng and Pameng, as well as any indebtedness owing by Goldenrae to Canadiana to AAGM and affiliated companies (the "Debt").

We hereby offer to purchase the Shares for a purchase price of U.S.$25,000 payable in cash at closing. Closing will take place on February 16, 2004 or such earlier or later date as we may mutually agree (the "Closing").

You represent, warrant and covenant the following, which shall be true and correct on Closing, and acknowledge that we are relying on these representations, warranties and covenants in entering into this agreement:

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1.    you have the full power and authority to enter into this agreement and all other agreements, documents and instruments to be executed and delivered by you in connection herewith, and to carry out the transactions described herein and therein;

2. at Closing all necessary corporate action shall have been taken to transfer the Shares to Xtra;

3. the Shares consist of 50,000 ordinary common shares of Canadiana which are issued and outstanding as fully paid and non-assessable and there are no other shares of Canadiana issued and outstanding nor does any person, firm or corporation have any right, option or privilege to acquire the Shares or any securities of Canadiana;

4. there is no Debt other than indebtedness owing from Goldenrae to AAGM representing advances made by AAGM (or one of its subsidiaries on its behalf) and indebtedness acquired by AAGM from former creditors of Goldenrae, all of which have been pledged as security for the Debentures;

5. the Shares will be conveyed to Xtra at Closing free and clear of all liens, encumbrances and adverse claims; and

6. other than approvals of the Government of Ghana, no authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the transfer of the Shares to Xtra.

We covenant and agree that:

1. in the event that Xtra abandons its bid to acquire the Goldenrae Shares or is unable to acquire the Goldenrae Shares for any reason whatsoever on or before December 31, 2004, then the transfer of the Shares contemplated by this agreement shall be considered null and void, and Xtra shall reconvey the Shares to AAGM for nil consideration;

2. following the acquisition of Canadiana, Xtra will transfer for nominal consideration or cause Canadiana to forgive approximately U.S.$175,000 of indebtedness owed by AAGM's Ghanaian subsidiary, Bonte Gold Mines Limited to Canadiana;

3. we will not option, sell, pledge, trade or otherwise dispose of all or portions of the Licence, or permit any adverse material change to occur in the business or property of Canadiana, with the exception of any Government of Ghana ruling, order or seizure, prior to the completion of the acquisition of the Goldenrae Shares under the terms of this agreement; and

4. we will use our best efforts to conclude a transaction with the holders of the Debentures and Notes that will result in the extinguishment of all amounts owing by AAGM and its subsidiaries to the holders of Debentures and Notes.

At Closing you will provide certificates representing the Shares duly endorsed for transfer to Xtra, against payment of the purchase price by bank draft.

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                                     - 3 -

You also agree that, after Closing you will execute and deliver or cause to be executed and delivered, such instruments and take, or cause to be taken, such other actions as Xtra may reasonably require in order to carry out the intent of this agreement and the transfer of the Shares to Xtra, including the necessary consents of the Government of Ghana.

If the foregoing is acceptable to you, please sign and return the duplicate copy of this letter to us, whereupon a binding agreement between us relating to the subject matter hereto shall be formed.

DATED this 16th day of February, 2004.

                                       XTRA-GOLD RESOURCES CORP.


                                       Per: /s/ Paul Zyla
                                                Paul Zyla, President

The foregoing is agreed to this 16th day of February, 2004.

AKROKERI-ASHANTI GOLD MINES INC.


Per:  /s/ Michael Cawood
          Michael Cawood, President